Exhibit 99.1

DYNAVAX

DYNAVAX TECHNOLOGIES

2929 Seventh Street, Suite 100 Berkeley, CA 94710

Contact:

Amy Figueroa

Investor Relations and Corporate Communications

Phone: (510) 665-7211

Email: afigueroa@dynavax.com

Dynavax Presents Preclinical Data Supporting its

Novel Universal Flu Vaccine Candidate

-- Poster at Vaccine 2nd Global Congress --

Berkeley, CA - December 8, 2008 - Dynavax Technologies Corporation (Nasdaq: DVAX) announced today preclinical data showing results from a key component of the Company's novel Universal Flu vaccine candidate. Dynavax's Universal Flu vaccine is being developed to control influenza by providing protection that is not affected by the annual change in the strain of influenza virus and has the potential to reduce the dose of standard vaccine. The Company plans to initiate a Phase 1 clinical trial for its Universal Flu vaccine in the second half of 2009.

Universal Flu Vaccine Data

The data are the subject of a poster titled "A Universal Influenza Vaccine Using an M2e/NP Fusion Protein Linked to Immunostimulatory Sequences" at the Vaccine 2nd Global Congress in Boston, Massachusetts on December 7 - 9, 2008.

The data are from a proprietary fusion protein comprised of two conserved influenza antigens, the extracellular domain of the matrix 2 protein (M2e) and nucleoprotein (NP). This fusion protein is linked to one of Dynavax's second-generation immunostimulatory sequences (ISS) to form M2e/NP-ISS, which will be combined with trivalent influenza vaccine in the Company's Universal Flu vaccine candidate. The data show M2e/NP-ISS induces a potent NP-specific cell mediated immune response and M2e-specific humoral response.

The data are from an animal study evaluating M2e/NP-ISS, which will be combined with trivalent influenza vaccine supplied by Novartis Vaccines and Diagnostics, for Dynavax's Universal Flu vaccine. The M2e/NP-ISS is expected to enable subjects to generate cytotoxic cross-protective antibodies and cytotoxic T-cell protection, while the trivalent influenza vaccine offers strain-specific neutralizing antibodies.

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The data demonstrate:

  M2e/NP-ISS induces potent NP-specific Th1 and CTL responses that kill virus-infected cells, as shown through interferon gamma (IFNg) producing NP-specific CD4+ and CD8+ T cells.
  M2e/NP-ISS induces a potent M2e-specific antibody response, expected to recognize virus-infected cells as shown in earlier studies.

Previously reported preclinical data from Dynavax's first-generation M2e-ISS and NP-ISS components of the Company's Universal Flu vaccine are consistent with the new data from M2e/NP-ISS. M2e-ISS has been shown to induce M2e-specific antibody titers, induce antibodies that bind to influenza-infected cells, and enhance the antibody response to co-administered standard vaccine. Separately, NP-ISS has been shown to induce strong CD4 and CD8 T cell responses, enhance the antibody response to co-administered standard vaccine, provide protection from divergent influenza strains, and allow dose sparing.

About Influenza

Human viral influenza is an acute respiratory disease with high morbidity and mortality in annual epidemics.  There are an estimated 30,000 to 40,000 viral influenza-associated deaths per year in the United States. Pandemics occur infrequently, on average every 30 to 40 years, and virologists anticipate a new pandemic strain could emerge.

Current flu vaccines are directed against specific surface-antigen proteins that vary significantly each year, requiring the vaccine to be reformulated and administered annually.  The efficacy of these seasonal flu vaccines can be compromised if they do not match the strain present during the flu season.

About Dynavax

Dynavax Technologies Corporation is a clinical-stage biopharmaceutical company that develops innovative products for the treatment of infectious diseases, respiratory diseases and cancer. The company's novel Toll-like Receptor 9 (TLR9) agonist products are based on its proprietary immunostimulatory sequences (ISS), which are short DNA sequences that stimulate the innate immune response. Dynavax's clinical product candidates include: HEPLISAV(TM), a hepatitis B vaccine partnered with Merck & Co., Inc.; a therapy for hepatitis B; and therapies for cancer and hepatitis C funded by Symphony Dynamo, Inc. The company's preclinical pipeline includes an asthma and COPD drug candidate partnered with AstraZeneca and a Universal Flu vaccine. For more information visit www.dynavax.com.

This press release contains forward-looking statements that are subject to a number of risks and uncertainties, including statements about preclinical data for the Company's Universal Flu vaccine and expected product features and the potential timing of planned clinical trials. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including difficulties or delays in development and initiation of pre-clinical studies and clinical trials; competition from other companies; the ability to obtain additional financing to support operations and other risks detailed in the "Risk Factors" section of our Quarterly Report on Form 10-Q. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

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